UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – October 26, 2026

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-1147
(Address of principal executive offices)		(Zip Code)
 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.25 per share	WST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.
The information contained in Item 2.03 below is incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
2019 Credit Agreement
On October 26, 2026 (the “Effective Date”), West Pharmaceutical Services, Inc., a Pennsylvania corporation (the “Company”), (i) used a portion of the proceeds from borrowings under the New Credit Agreement (as defined and described in Item 2.03 below) to prepay the amounts outstanding under that certain Credit Agreement, dated as of March 28, 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time prior to the Effective Date, the “Existing Credit Agreement”), among the Company, the other borrowers party thereto, Bank of America, N.A., as administrative agent, and the banks and financial institutions from time to time parties thereto and (ii) terminated the Existing Credit Agreement and the loan documents associated therewith. The Company did not incur any early termination penalties in connection with the termination of the Existing Credit Agreement. As of the Effective Date, $130.0 million in aggregate principal amount was outstanding under the Existing Credit Agreement, which was repaid in full on the Effective Date.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On the Effective Date, the Company entered into a new financing agreement, as described herein. All references herein to “dollars” or “$” are to U.S. dollars.
New Credit Agreement
On the Effective Date, the Company, the other borrowers party thereto, Bank of America, N.A., as administrative agent, swing line lender and an issuing lender, and the other lenders from time to time party thereto (the “Lenders”) entered into that certain Credit Agreement (as amended, restated, extended, supplemented or otherwise modified from time to time, the “New Credit Agreement”), pursuant to which the applicable Lenders made loans and other credit extensions to the Company under a revolving credit facility and term loans to the Company under a term loan credit facility (the lenders making such term loans, the “Term Lenders”). The Company intends to use the proceeds of the borrowings under the New Credit Agreement (i) for working capital, capital expenditures and other general corporate purposes not in contravention of any law or of any loan document, including to pay all or a portion of the purchase price for permitted acquisitions and repurchases of capital stock and (ii) to repay, retire or otherwise satisfy indebtedness.
Pursuant to the terms and conditions of the New Credit Agreement, the applicable Lenders committed to provide a revolving credit facility, and the Term Lenders committed to provide a term loan facility, as set forth above. The New Credit Agreement (i) has a five-year term from the Effective Date (subject to certain extension mechanics therein by which the Company may request maturity date extensions of the revolving credit facility), (ii) provides for revolving advances up to an aggregate principal amount of $750 million at any one time outstanding (subject to satisfaction of certain conditions at the time advances are made) and (iii) provides for a term loan advance on the Effective Date in an aggregate principal amount of $200 million (which shall have quarterly amortization payments starting in March 31, 2028 ranging from $1.25 million to $2.5 million per quarter as set forth in the New Credit Agreement with the balance due at maturity). The New Credit Agreement provides for letters of credit in an aggregate amount not to exceed $50 million and swing line loans in an aggregate amount not to exceed $90 million, in each case, to be issued at the request of the Company subject to the terms therein and with such sublimits included in the aggregate commitments of the revolving credit facility.

Revolving advances are available under the New Credit Agreement in U.S. dollars or the following optional currencies (each an “Optional Currency” and collectively, the “Optional Currencies”): Euros, Yen, Singapore dollars and other currencies approved in accordance with the terms of the New Credit Agreement. Term loans under the New Credit Agreement are advanced in U.S. dollars. Swing line loans are available under the New Credit Agreement in U.S. dollars or Euros. Interest accrues on revolving advances, (i) for borrowings denominated in U.S. dollars, at the Company’s option, at a term SOFR rate or a base rate, plus an applicable margin, (ii) for borrowings denominated in Euros, at the Euro Interbank Offered Rate, plus an applicable margin, (iii) for borrowings denominated in Yen, at the Japanese Yen Tokyo Interbank Offered Rate, plus an applicable margin, (iv) for borrowings denominated in Singapore dollars, at the Singapore Overnight Rate Average, plus an applicable margin and (v) for borrowings denominated in other currencies approved in accordance with the New Credit Agreement, the term rate or daily rate per annum designated with respect to such currency at the time it is approved under the New Credit Agreement. Interest accrues on term loans, at the Company’s option, at a term SOFR rate or a base rate, plus an applicable margin. Interest accrues on swing line loans denominated in U.S. dollars at the base rate and on swing line loans denominated in Euros at €STR. Fees for letters of credit are also based on the applicable margin. The applicable margin used in connection with interest rates and the commitment fee is based on the Company’s Net Leverage Ratio (as defined below). The applicable margin for revolving advances that are term SOFR loans and Optional Currency loans and for letter of credit fees ranges from 1.000% to 1.500%, and the applicable margin for revolving advances that are base rate loans ranges from 0.000% to 0.500%. The applicable margin for term loans that are term SOFR loans ranges from 1.125% to 1.750%, and the applicable margin for term loans that are base rate loans ranges from 0.125% to 0.750%. The Company will also pay a commitment fee based on its Net Leverage Ratio on the actual daily unused amount of the aggregate revolving commitments ranging from 0.125% to 0.225%.
Borrowings under the New Credit Agreement are unsecured, and certain subsidiaries are co-borrowers under the New Credit Agreement. Certain subsidiaries of the Company that guarantee or are otherwise obligated in respect of other material indebtedness of the Company are required, subject to specified exceptions, to guarantee the obligations under the New Credit Agreement. As of the Effective Date, there are no subsidiary guarantors under the New Credit Agreement. The New Credit Agreement contains customary representations, warranties, covenants and events of default, including, among others, a change of control event of default and limitations on the incurrence of liens, new lines of business, fundamental changes, dispositions, transactions with affiliates and acquisitions. During the continuance of an event of default, the Lenders may take a number of actions, including, among others, declaring the entire amount then outstanding under the New Credit Agreement to be due and payable.
The New Credit Agreement includes a financial covenant limiting, as of the last day of each fiscal quarter, the ratio of (the “Net Leverage Ratio”) (a) Net Consolidated Debt (as defined in the New Credit Agreement) as of such date to (b) Modified EBITDA (as defined in the New Credit Agreement), measured for the preceding four fiscal quarters, to not more than 3.50 to 1.0 (or 4.00 to 1.0 during material acquisition periods, subject to certain limitations).
Certain of the agents and lenders under the Existing Credit Agreement and New Credit Agreement and their affiliates perform various financial advisory, investment banking and commercial banking services from time-to-time for the Company and its affiliates for which they have received customary fees and compensation for these transactions and may in the future receive customary fees and compensation.
The above references to and description of the New Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the New Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01  Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	10.1	Credit Agreement, dated as of October 26, 2026.*
	104	The cover page of West Pharmaceutical Services, Inc.'s Current Report on Form 8-K, dated October 26, 2026, formatted in Inline XBRL..
* Schedules and similar attachments have been omitted pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2026	WEST PHARMACEUTICAL SERVICES, INC.

By:	/s/ Robert W. McMahon
Robert W. McMahon
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 26, 2026.*
104	The cover page of West Pharmaceutical Services, Inc.'s Current Report on Form 8-K, dated October 26, 2026, formatted in Inline XBRL.).
* Schedules and similar attachments have been omitted pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.